Exhibit 10.48

EXECUTION COPY

ASSET PURCHASE AGREEMENT

By and Among

SOYMOR COOPERATIVE,

SOYMOR BIODIESEL, LLC,

REG ALBERT LEA, LLC

AND

RENEWABLE ENERGY GROUP, INC.,

Dated as of June 8, 2011

i

List of Exhibits

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Addendum to Stockholder Agreement

Exhibit C – Form of Bill of Sale

Exhibit D – Form of Assignment and Assumption Agreement

Exhibit E – Form of Investment Agreement

Exhibit F – Form of Opinion

List of Schedules

Seller Disclosure Schedule

Schedule 2.1(e) -	Assumed Contracts
Schedule 2.2(a) -	Excluded Contracts
Schedule 2.3(b) -	Assumed Debt
Schedule 4.4 -	Consents
Schedule 4.6 -	Managers, Directors, Officers and Executives
Schedule 4.8(a) -	Changes
Schedule 4.9 -	Tax Matters
Schedule 4.10 -	Compliance with Law
Schedule 4.12(a) -	Purchased Assets
Schedule 4.12(c) -	Accounts Receivable
Schedule 4.12(d) -	Inventory
Schedule 4.13(a) -	Real Property
Schedule 4.13(c)(iv) -	Encroachments
Schedule 4.15(a) -	Employee Benefit Plans
Schedule 4.16 -	Intellectual Property
Schedule 4.17 -	Environmental Matters
Schedule 4.18 -	Insurance Policies
Schedule 4.19 -	Permits
Schedule 4.20 -	Related Party Transactions
Schedule 4.23 -	Brokers

Buyer Disclosure Schedule

Schedule 6.6(a) -	Capitalization
Schedule 6.6(b) -	Lock Up Exceptions
Schedule 6.8 -	Financial Statements
Schedule 6.9 -	Undisclosed Liabilities
Schedule 6.10 -	Litigation
Schedule 6.11 -	Consents
Schedule 6.12 -	Compliance with Law

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 8th day of June, 2011 (the “Effective Date”), by and among SoyMor Cooperative, a Minnesota corporation organized as a cooperative (“Parent”), SoyMor Biodiesel, LLC, a Minnesota limited liability company (“Seller” and together with Parent, the “Selling Parties”), REG Albert Lea, LLC, an Iowa limited liability company (“Buyer”), and Renewable Energy Group, Inc., a Delaware corporation (“REG”).

RECITALS

A.	Seller owns a biodiesel production facility located at Albert Lea, Minnesota (the “Facility”).

B.	Parent owns a majority of the outstanding ownership interests of Seller.

C.	The Selling Parties desire for Seller to sell, transfer and assign to Buyer, and REG and Buyer desire for Buyer to purchase, acquire and assume from the Selling Parties, on an “as-is, where-is” basis, substantially all of the assets of Seller, as more specifically provided in this Agreement.

D.	In exchange for the Purchased Assets, the Selling Parties shall receive shares of REG Common Stock, in accordance with the terms and conditions of this Agreement.

E.	Concurrent with the execution and delivery of this Agreement, the parties hereto shall enter into that certain Asset Purchase Agreement for the purchase of all of the assets of Parent relating to the production, transport, storage and sale of lecithin (the “Lecithin APA”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Seller, Buyer and REG agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article I:

“Acquisition Proposal” shall have the meaning set forth in Section 7.5.

“Addendum to Stockholder Agreement” shall have the meaning set forth in Section 8.3(a)(iii).

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Purchase Agreement, including the schedules and exhibits attached hereto, which are hereby incorporated herein.

“Appraisal Notice” shall have the meaning set forth in Section 11.4(c).

“Arbiter” means Deloitte Touche, Des Moines, Iowa.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 8.3(a)(viii).

“Assumed Contracts” shall have the meaning set forth in Section 2.1(e).

“Assumed Debt” shall have the meaning set forth in Section 2.3(b).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).

“Books and Records” of a Person means, whether stored electronically or in hard copy, all files, documents, instruments, papers, books and records material to the ownership, business or condition of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, ledgers, journals, deeds, title policies, minute books, membership interest certificates and books, membership interest transfer ledgers, Contracts, Permits, customers lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans, if any, and all architectural and engineering drawings and plans related to the Facility.

“Business” means the production, storage, transport and sale of biodiesel and business incidental thereto, including but not limited to, the production, storage, transport and sale of biodiesel at the Facility.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Disclosure Schedule” means the disclosure schedule of Buyer and REG delivered to Parent and Seller pursuant hereto.

“Buyer’s Environmental Assessment” shall have the meaning set forth in Section 7.8(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means a Material Adverse Effect on Buyer, REG and its Subsidiaries, considered as a whole, or the Business conducted or proposed to be conducted by Buyer, REG and its Subsidiaries, considered as a whole.

“Casualty Event” shall have the meaning set forth in Section 11.1.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, instruments, arrangements, or understandings, whether written or oral, to which Seller is party or by which any of the Assets are bound or otherwise related to the Business, including without limitation, the Assumed Contracts.

“Copyrights” shall have the meaning set forth in this Section 1.1 under the definition of “Intellectual Property Assets.”

“Disagreeing Party” shall have the meaning set forth in Section 11.4(c).

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Employee Benefit Plans” shall have the meaning set forth in Section 4.15(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, security interest, encumbrance, voting trust, claim, burden, covenant, infringement, interference, proxy, option, right of first refusal, defect, impediment, exception, condition, restriction, reservation, limitation, impairment, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

“Entity” means any limited liability company, general partnership, limited partnership, corporation, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, consortium, enterprise, association, organization or other entity of any kind or nature, including any Governmental Authority.

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Authority or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

“Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and all rules, regulations, rulings and interpretations adopted by the IRS or the Department of Labor thereunder.

“Escrow Agent” shall have the meaning set forth in Section 2.5(b).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Escrow Fund” shall have the meaning set forth in Section 2.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(a).

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Facility” shall have the meaning set forth in the Recitals.

“Fair Market Value” shall have the meaning set forth in Section 11.4(b).

“Furniture and Equipment” means all furniture, furnishings, equipment, vehicles, leasehold improvements not deemed real estate by applicable Laws, and other tangible personal property, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted United States accounting principles, consistently applied.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (iv) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (v) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Indemnified Party” means the applicable Buyer Indemnified Party or Parent Indemnified Party asserting a claim pursuant to Article IX.

“Indemnifying Party” means the party against whom a claim is being asserted pursuant to Article IX.

“Intellectual Property Assets” means (i) all legal and fictitious business names, trade names and brand names, and all foreign and domestic registered and unregistered trademarks, service marks and applications (collectively, “Marks”), (ii) all foreign and domestic patents and patent applications (collectively, “Patents”), (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”), and (iv) all inventions (whether patentable or unpatentable and whether or not reduced to practice), software, documentation, processes, formulas, patterns, designs, know how, trade secrets, confidential information, technical information, formulae, algorithms, procedures, methods, techniques, ideas, research and development, technical data, programs, subroutines, tools, materials, specifications, process technology, plans, drawings and blue prints, apparatus, creations, improvements, works or authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing that is owned by Seller or an Affiliate of Seller and related to the Business or used by Seller in connection with the Business.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” - An individual shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if such individual is actually aware of such fact or other matter or an individual in a similar position could be expected to discover such fact or other matter in the course of conducting their duties in a commercially reasonable manner. Parent and Seller shall be deemed to have “Knowledge” of or to have “Known” a particular fact or other matter only if any of the following individuals have “Knowledge” of such fact or other matter: Gary Pestorious, Jerry Janzig, Ryan Phillips, Allen Schmidt, Richard Stadheim, Chuck Whitt, and Roger Peterson. Buyer shall be deemed to have “Knowledge” of or to have “Known” a particular fact or other matter only if any of the following individuals have “Knowledge” of such fact or other matter: Jeffrey Stroburg, Daniel J. Oh, and Paul Mattson.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation.

“Lecithin APA” shall have the meaning set forth in the Recitals.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority or arbitration panel.

“Legal Requirement” means any Law, decree, requirement, Order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Permits issued by, any Governmental Authority, including, not limited to, Environmental Laws and those in respect of employment, employment practices, labor, terms and conditions of employment, wages and hours.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Losses” shall have the meaning set forth in Section 9.2.

“Marks” shall have the meaning set forth in this Section 1.1 under the definition of “Intellectual Property Assets.”

“Material Adverse Effect” means any material adverse change in the overall condition of a party, taking into consideration all factors including, but not limited to, the financial condition, properties, assets, liabilities, business, operations and results of operations of that party taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effects shall be disregarded that result primarily from or are attributable to (A) general economic conditions or general conditions in the biodiesel or feedstock industries, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in Legal Requirements, (F) the failure, in and of itself, by the party to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (G) the announcement or pendency of any of the transactions contemplated by this Agreement, or (H) compliance by the Parent, Seller, REG or Buyer, as applicable, with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

“Notices” shall have the meaning set forth in Section 12.1(a).

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means the articles or certificate of incorporation and bylaws for a corporation, and the articles of organization or certificate of formation and operating agreement for a limited liability company, and all other documents necessary to meet the Legal Requirements for organization of the applicable Entity type in its state of organization.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Adverse Recommendation Change” shall have the meaning set forth in the Schedule 7.4(a).

“Parent Adverse Recommendation Notice” shall have the meaning set forth in the Schedule 7.4(a).

“Parent Board Recommendation” shall have the meaning set forth in Section 7.4(a).

“Parent Indemnified Party” shall have the meaning set forth in Section 9.3.

“Parent Shareholder Approval” means the approval of this Agreement and the transactions contemplated hereby by an affirmative vote of at least two-thirds (2/3) of the shareholders of Parent voting. The Parent Shareholder Approval shall not include approval of a plan of distribution of the Shares or a plan for liquidation of Parent or Seller.

“Parent Shareholders Meeting” shall have the meaning set forth in Section 7.4(a).

“Patents” shall have the meaning set forth in this Section 1.1 under the definition of “Intellectual Property Assets.”

“Permits” means any permit (including environmental permits), license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Permitted Liens” means (i) mechanics’ liens, workmen’s liens, carriers’ liens, repairmen’s liens, landlord’s liens, vendor’s liens, liens for master’s or crew’s wages or other like liens arising or incurred in the ordinary course of business in respect of obligations that are not overdue or are being contested in good faith and for which adequate reserves have been established, (ii) statutory liens for Taxes, assessments and other similar governmental charges that are not yet due or are being contested in good faith and for which adequate reserves have been established, (iii) liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in the ordinary course of business, (iv) liens that arise under zoning, land use and other similar imperfections of title that arise in the ordinary course of business and that, individually or in the aggregate, do not materially affect the applicable party’s business as presently conducted or the value or marketability of such title, (v) liens in the ordinary course that do not materially impair the applicable party’s use of the property or asset, (vi) those liens, if any, permitted to be imposed by the other party to this Agreement, or (vii) other imperfections of title or Encumbrances, if any, that Buyer has not objected to in a notice given to Seller within fifteen (15) days after receipt by Buyer of the title report referenced in Section 8.3(a)(viii).

“Person” means any individual, Entity or Governmental Authority.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Real Property” means the real property owned or leased by Seller and as further described in Section 4.13.

“REG” shall have the meaning set forth in the preamble of this Agreement.

“REG Common Stock” means shares of the common stock, par value $0.0001 per share, of REG.

“REG Financial Statements” shall have the meaning set forth in Section 6.8.

“REG Governing Documents” means the Certificate of Incorporation of REG, the Bylaws of REG, the Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of REG, the Stockholder Agreement and all registration rights agreements between REG and stockholders of REG in existence as of the Effective Date.

“REG Shares” shall have the meaning set forth in Section 6.6.

“Related Persons” shall have the meaning set forth in Section 4.20.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means the Affiliates, shareholders, members, trustees, managers, directors, officers, agents or representatives, including, without limitation, any investment banks, attorney or accountant designated as a representative by a party to this Agreement.

“Required Consents” shall have the meaning set forth in Section 7.3.

“Retention Amount” shall have the meaning set forth in Section 9.5(a).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” shall mean all reports required to be filed under the Securities Act and the Exchange Act, including pursuant to Sections 13(a) and 15(d) of the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Adverse Recommendation Change” shall have the meaning set forth in Section 7.4(b).

“Seller Adverse Recommendation Notice” shall have the meaning set forth in Section 7.4(b).

“Seller Board Recommendation” shall have the meaning set forth in Section 7.4(b).

“Seller Disclosure Schedule” means the disclosure schedule of Parent and Seller delivered to REG and Buyer pursuant hereto.

“Seller Employee Benefit Plans” shall have the meaning set forth in Section 4.15(a).

“Seller Financial Statements” shall have the meaning set forth in Section 4.7.

“Seller Material Adverse Effect” means a Material Adverse Effect on the Purchased Assets or Business, considered as a whole.

“Seller Member Approval” means the approval of this Agreement and the transactions contemplated hereby by an affirmative vote of at least a majority of the total units held by the members of Seller. The Seller Member Approval shall not include approval of a plan of distribution of the Shares or a plan for liquidation of Seller.

“Seller Members Meeting” shall have the meaning set forth in Section 7.4(b).

“Selling Parties” shall have the meaning set forth in the preamble of this Agreement.

“Shares” shall have the meaning set forth in Section 2.5(a).

“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then-fair saleable value of the assets of such Person is (A) greater than the total amount of Liabilities of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then-existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances.

“Stockholder Agreement” means the Stockholder Agreement dated as of February 26, 2010, by and among REG and certain stockholders of REG, as amended by the First Amendment to Stockholder Agreement dated June 29, 2010.

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Superior Proposal” shall have the meaning set forth in Section 7.5.

“Surviving Reps and Warranties” shall have the meaning set forth in Section 9.1(b)(i).

“Tax” means any tax (including without limitation any income tax, franchise tax, capital gains tax, gross receipts tax, license tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, environmental tax, inventory tax, occupancy tax, severance tax, withholding tax, payroll tax, employment tax, gift tax, estate tax or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or pursuant to any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee.

“Tax Allocation” shall have the meaning set forth in Section 2.6(c).

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return (including any information return), report, claim for refund, statement, declaration, schedule, notice, notification, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, and including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 9.4(a).

“Transaction Documents” means the agreements and instruments contemplated hereby or thereby.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3 Interpretation. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and the like refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a statute means such statute as amended as of the Effective Date and includes any successor legislation thereto effective as of the Effective Date. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in Seller’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall, and REG shall cause Buyer to, purchase, acquire, assume and accept from Seller, and Seller shall, and Parent shall cause Seller to, sell, transfer, assign, convey and deliver to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances except for Permitted Liens. “Purchased Assets” shall mean all of the assets, properties, contractual rights, goodwill, going concern value, if any, rights and claims of Seller or any Affiliate of Seller related to the Business on the Closing Date, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the Books and Records of Seller (other than Excluded Assets), including, but not limited to, each of the following assets:

(a) all tangible personal property used or useful in the Business by Seller or any Affiliate of Seller, including the Facility and all Furniture and Equipment;

(b) all prepaid charges and expenses, including any prepaid rent, of Seller;

(c) all rights of Seller or any Affiliate of Seller under all Real Property (whether owned or leased), together with all improvements, fixtures, easements, access rights, and other appurtenances thereto and rights and options in respect thereof;

(d) the Intellectual Property Assets used or useful in the Business by Seller or any Affiliate of Seller, including all current or prior research related to urea fractionation;

(e) all rights of Seller under the contracts, agreements, instruments, arrangements or understandings, whether written or oral, set forth on Schedule 2.1(e) of the Seller Disclosure Schedule (the “Assumed Contracts”), including all claims or causes of action with respect to the Assumed Contracts;

(f) all Books and Records of Seller and all other documents of Seller that are related to the development, design or construction of the Purchased Assets or to the Intellectual Property Assets, whether or not physically located on any of Seller’s Real Property, but excluding those documents referred to in Section 2.2(c) below;

(g) all Permits, including Environmental Permits, related to the Business or the Purchased Assets obtained by Seller or any Affiliate of Seller and all rights and incidents of interest therein;

(h) all raw materials, supplies, parts, components and construction materials owned by Seller or any Affiliate of Seller and used or to be used in connection with the Business;

(i) all rights of Seller under non-disclosure or confidentiality, non-compete or non-solicitation agreements with former employees, employees and agents of Seller or with third parties to the extent relating to the Purchased Assets (or any portion thereof);

(j) all rights of Seller or any Affiliate of Seller under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or any Affiliate of Seller in connection with the Business or to the extent affecting any Purchased Asset;

(k) all work-in-process or construction in process, if any;

(l) all other assets reflected on the Seller Financial Statements;

(m) all claims, choses-in-action and rights in litigation and settlements in respect thereof;

(n) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;

(o) all incentives from any Governmental Authority related to the Facility; and

(p) all goodwill and other intangible assets, if any, associated with the Business owned by Seller or any Affiliate of Seller, including the goodwill associated with the Intellectual Property Assets of Seller.

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to REG or Buyer, and Seller shall retain right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a) the contracts set forth on Schedule 2.2(a) of the Seller Disclosure Schedule (the “Excluded Contracts”);

(b) all cash, tax refunds and accounts receivable;

(c) all inventory listed on Schedule 4.12(e) of the Seller Disclosure Schedule, which shall be removed at or prior to Closing unless the parties agree otherwise;

(d) all Books and Records of Seller pertaining to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports and to fulfill its reporting obligations under applicable securities Laws; and

(e) all membership interests (units) or other equity securities of Seller.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume, effective as of the Closing:

(a) all Liabilities of Seller under the Assumed Contracts excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”); and

(b) all Liabilities and obligations of Seller related to Indebtedness as set forth on Schedule 2.3(b) of the Seller Disclosure Schedule (the “Assumed Debt”); provided, however, that all payment obligations of the Assumed Debt shall be current as of the Closing and that Seller shall not otherwise be in default under the terms of the Assumed Debt.

2.4 Excluded Liabilities. Neither REG nor Buyer will assume or be liable for any Excluded Liabilities. Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of Seller other than the Assumed Liabilities. Excluded Liabilities shall include, but not be limited to, the following Liabilities and in no event shall REG or Buyer assume any liability for the matters set out in this Section 2.4:

(a) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services, by Seller or any Affiliate of Seller of any individual on or before the Closing Date, (ii) workers’ compensation claims against Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, and (iii) any Employee Benefit Plan;

(b) all Liabilities arising out of, under or in connection with Excluded Contracts and, with respect to Assumed Contracts, Liabilities in respect of a breach by or default of Seller accruing under such Contracts with respect to any period prior to Closing;

(c) all Liabilities for (i) Taxes of Seller, (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Seller pursuant to this Agreement, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(d) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, except as provided in Section 2.4(f) hereof, or (ii) any Excluded Asset;

(e) all Indebtedness of Seller that is not Assumed Debt;

(f) all Environmental Costs and Liabilities of Seller or relating to the Purchased Assets;

(g) all Liabilities or obligations of Seller relating to the business, operations, assets or Liabilities of any Subsidiary or former Subsidiary of Seller based upon, relating to or arising out of events, actions or failures to act prior to the Closing Date; and

(h) all Liabilities of Seller or its officers or directors to the holders of the membership or other equity interests of Seller.

2.5 Consideration; Escrow; Taxes; Allocation.

(a) Consideration. In consideration of the purchase and sale described in Section 2.1 hereof, REG shall issue in the name of Seller, free and clear of any Encumbrances except as provided in this Agreement, the Investment Agreement, the Escrow Agreement and the Stockholder Agreement and under applicable state and federal securities Laws, One Million Seven Hundred Seventy Thousand (1,770,000) shares of REG Common Stock as adjusted for any post-Effective Date stock dividend, stock split, recapitalization or reorganization of REG (the “Purchase Price”), less One Hundred Sixty-Six Thousand One Hundred Thirty-Nine (166,139) shares of REG Common Stock, which is the amount of shares of REG Common Stock attributable to REG’s proportionate interest in Seller and which interest shall be cancelled as of the Closing (the net amount One Million Six Hundred Three Thousand Eight Hundred Sixty-One (1,603,861) issued to the Seller to be referred to herein as the “Shares”), by delivery of REG Common Stock certificates from REG’s transfer agent to be held in escrow as set forth in Section 2.5(b). The parties acknowledge and understand that the Shares being issued hereunder are being issued by REG in an unregistered private placement.

(b) Escrow. At the Closing, REG and the Selling Parties shall execute an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), and, in accordance with the terms of the Escrow Agreement, REG shall deposit the Shares by delivery of REG Common Stock certificates into an escrow account (the “Escrow Fund”), to be maintained by Nyemaster Goode, P.C., Des Moines, IA (the “Escrow Agent”), as escrow agent, on behalf of Seller. The Escrow Fund shall be used for the purpose specified in Article IX herein. The Escrow Fund (less any amounts for indemnifiable Losses to the extent set forth in Article IX and the Escrow Agreement) shall be disbursed to Seller in accordance with the terms of the Escrow Agreement on the one year anniversary of the Closing Date. REG and the Selling Parties shall bear an equal portion of the fees and expenses of the Escrow Agent.

(c) Taxes.

(i) All transfer, documentary, sales, use, value added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be borne by Parent and Seller.

(ii) All transfer, documentary, sales, use, value added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transfer and sale of the Shares as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be borne by Buyer and REG.

(iii) Buyer and the Selling Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the payment of any Taxes, the conduct of any Tax audit, and for the prosecution or defense of any Proceeding relating to any Tax matter. Any Tax audit or other Tax Proceeding shall be deemed a Third Party Claim subject to the procedures set forth in Section 9.4.

(d) Allocation of Purchase Price. Within sixty (60) days following the Closing Date, REG shall deliver to Seller a draft of Internal Revenue Service Form 8594 containing REG’s proposed allocation, pursuant to Section 1060 of the Code, of the value of the Purchase Price less any liabilities assumed by Buyer (the “Tax Allocation”). Seller shall have fifteen (15) days following receipt of the REG’s proposed Tax Allocation to notify REG in writing of any objections thereto. If Seller does not so object, the Tax Allocation as proposed by REG shall be deemed accepted by Seller for all purposes hereunder and shall be conclusive and binding on the parties. If Seller objects to any portion of REG’s proposed Tax Allocation within the required time period, the parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, REG’s proposed Tax Allocation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within fifteen (15) days after notice of objection is given by Seller to REG, the parties shall submit the dispute to the Arbiter for resolution. Promptly, but no later than twenty (20) days after submission of the dispute to the Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by REG and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting Tax Allocation, which shall be conclusive and binding on the parties. The fees, costs and expenses of the Arbiter shall be borne equally by REG and Seller. Following final determination of the Tax Allocation pursuant to this Section 2.5(d), Parent, Seller, Buyer and REG shall make consistent use of the Tax Allocation for all Tax purposes and on all filings, declarations and reports with the IRS in respect thereof and shall not take any position inconsistent therewith in any examination of any Tax Return, in any refund claim, in any litigation or investigation or before any Taxing Authority, except as required by applicable Law.

2.6 Bulk-Sales Laws. Buyer hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

2.7 Proration of Certain Expenses. Subject to Section 2.4(c) and Section 2.5(c)(i)-(ii) with respect to Taxes, all expenses and other payments (including utilities) in respect of the Purchased Assets and all rents and other payments (including any prepaid amounts) due or accrued through the Closing Date shall be prorated between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date and shall be settled between Seller and Buyer at Closing with an appropriate net payment between Seller and Buyer. Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the real property leases or any such other leases up to and including the Closing Date. To the extent assumed by Buyer, Buyer shall be responsible for all such rents, charges and other payments accruing during any period under the real property leases or any such other leases after the Closing Date.

ARTICLE III

CLOSING

3.1 Closing. The closing of the purchase and sale provided for in Sections 2.1-2.5 of this Agreement (the “Closing”) shall take place at the offices of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to REG and Buyer, in Des Moines, Iowa, at 10:00 a.m. local time as soon as practicable after the applicable conditions to closing set forth in Sections 8.1 and 8.2 have been satisfied or waived, or such other date and time to which the parties mutually agree (the “Closing Date”).

3.2 Procedure at Closing. At the Closing, REG, Buyer, Parent and Seller agree that the following shall occur:

(a) Each of the conditions precedent (as applicable) in Section 8.1 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by REG and Buyer, and Parent and Seller shall deliver to REG and Buyer all of the documents required in Section 8.3(a).

(b) Each of the conditions precedent (as applicable) in Section 8.2 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by Parent and Seller, and REG and Buyer shall deliver to Parent and Seller all of the documents required in Section 8.3(b).

(c) All of the documents and instruments delivered at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties’ respective counsel.

ARTICLE IV

REPRESENTATIONS AS TO SELLER

Parent and Seller, jointly and severally, represent and warrant to REG and Buyer as of the date hereof as follows, except as Known to REG or Buyer or disclosed in the Seller Disclosure Schedule (with disclosure under any section of the Seller Disclosure Schedule being deemed disclosure to all of the sections of this Article IV to the extent the applicability of such disclosure to another section for which it is intended to serve as disclosure is reasonably apparent):

4.1 Organization and Existence.

(a) Seller is a limited liability company duly organized and validly existing under the Laws of the State of Minnesota and has all requisite limited liability company power and authority to own its property and carry on its business as now conducted, and except as does not have or would not have a Seller Material Adverse Effect, all Permits and governmental approvals necessary therefor, including, without limitation, all qualifications and other approvals necessary to do business as a foreign corporation in each jurisdiction in which Seller is required to be so qualified. Seller has at all times been operated in material compliance with Seller’s Organizational Documents.

(b) Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the documents contemplated hereby to which Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the documents contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the other documents contemplated hereby to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action.

(c) This Agreement and the other documents contemplated hereby to which Seller is a party have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(d) Seller has 21,307,498 units of membership interest issued and outstanding of which REG is the record owner of 2,000,000 units of membership interest.

4.2 Noncontravention. Neither the execution and delivery of this Agreement and the documents contemplated hereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (a) violate any provision of Seller’s Organizational Documents or any resolutions adopted by the members or governors of Seller, (b) result in a violation of any Permit or Order of any court or Governmental Authority, or any Law or Legal Requirement applicable to Seller, except where the violation would not, individually or in the aggregate, have a Seller Material Adverse Effect, (c) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which Seller or any of the Purchased Assets is bound, except where the conflict, breach, default, termination, acceleration or cancellation would not, individually or in the aggregate, have a Seller Material Adverse Effect, or (d) result in the creation or imposition of any lien (other than Permitted Liens), charge, restriction, claim or Encumbrance of any nature whatsoever upon any of the Purchased Assets, except where the lien, charge, restriction, claim or Encumbrance would not, individually or in the aggregate, have a Seller Material Adverse Effect.

4.3 No Litigation. There are no Proceedings pending or, to the Knowledge of Seller, threatened involving any of the Purchased Assets. The Purchased Assets are not subject to any Order. There are no Proceedings pending or, to the Knowledge of Seller, threatened seeking to restrain, prohibit, or obtain damages in connection with this Agreement or the transactions contemplated hereby.

4.4 Consents. Except as set forth in Schedule 4.4 of the Seller Disclosure Schedule, no consent, approval or authorization of, or notice to, or any filings or registrations with, any Person is necessary to be obtained or made by or on behalf of Seller in connection with the consummation of the transactions contemplated by this Agreement except, in each case, for those consents, approvals, authorizations, filings or notices that have been obtained, given, or made, as the case may be, and that are unconditional and in full force and effect, and for those consents, approvals, Permits, Orders, authorizations, filings or notices which, in the aggregate, would not have a Seller Material Adverse Effect.

4.5 Subsidiaries. Seller does not own, directly or indirectly, any interest in any other Entity.

4.6 Organizational Documents; Books and Records; Officers and Governors. Seller has delivered to REG and Buyer true and correct copies of the Organizational Documents of Seller, including all amendments thereto, as in effect on the Effective Date, and in each case certified by officer(s) of Seller. Parent and Seller have provided or made available to REG and Buyer true and correct copies of the records and minute books of Seller currently in effect as of the Effective Date. The records and minute books, or equivalent records and documents, of Seller, have been kept and maintained in all material respects as required by applicable Legal Requirements, and contain true, correct and complete copies of the Organizational Documents, minutes of meetings and consents in lieu of meetings of the board of governors of Seller (and any committees thereof, whether permanent or temporary) and of its equity owners, and such records accurately reflect all transactions referred to in such minutes and consents through the Effective Date. Schedule 4.6 of the Seller Disclosure Schedule sets forth a list of the officers and the members of the Board of Governors of Seller.

4.7 Financial Statements. Parent has delivered to REG and Buyer the audited financial statements of Seller for the year ended August 31, 2010 consisting of a balance sheet and income statement (collectively, the “Seller Financial Statements”). The Seller Financial Statements were prepared in accordance with GAAP (except that they do not contain all the notes that may be required by GAAP and present fairly in all material respects the financial condition, results of operations and statements of cash flows of Seller as of the dates and for the periods indicated, and are true, accurate and complete in all material respects.

4.8 Changes; Undisclosed Liabilities; Absence of Material Adverse Effect.

(a) Changes. Except as set forth in Schedule 4.8(a) of the Seller Disclosure Schedule, since the date of the most recent Seller Financial Statements, there has not been:

(i) any event which, individually or in the aggregate, does have or would reasonably be expected to have a Seller Material Adverse Effect;

(ii) any damage, destruction or loss of a Purchased Asset (whether or not covered by insurance), which individually exceeds $20,000 or in the aggregate exceeds $50,000 in value;

(iii) any amendment, modification or termination by Seller or any third party of any material contract, agreement, lease, license, permit or other business arrangement with Seller relating to the Purchased Assets;

(iv) any sale, lease, exchange, mortgage, pledge, encumbrance, transfer or other disposition of any of the property or assets of Seller, except payments of current liabilities in the ordinary course of business;

(v) any material debt, obligation or liability created or incurred by Seller, except current liabilities incurred in the ordinary course of business and obligations of consultants or advisors relating to the transactions contemplated by this Agreement;

(vi) to the Knowledge of Seller, any act or omission to do any act which would cause the breach of any material term or material obligation applicable to Seller under any Assumed Contract;

(vii) any execution, creation, amendment or termination of any material contract, agreement or license or any other transaction relating to the Purchased Assets, except in the ordinary course of business of Seller or except as otherwise agreed to in writing by REG, Buyer and Parent;

(viii) any notice of any litigation or claim relating to the Purchased Assets;

(ix) any waiver or release of any material right or claim with respect to the Purchased Assets;

(x) any mortgage, pledge or other encumbrance on any Real Property or Purchased Asset other than Permitted Liens;

(xi) any other transaction out of the ordinary and normal course of business of Seller relating to the Purchased Assets; or

(xii) any agreement by Seller to do any of the foregoing.

(b) Undisclosed Liabilities. Neither Seller nor any of the Purchased Assets are subject to any material debt, liability or obligation, whether accrued, absolute, contingent or otherwise, of a type that would be required to be reflected on a consolidated balance sheet prepared in accordance with GAAP (including required footnotes), other than (i) as reflected in Seller Financial Statements, (ii) accounts payable for goods or services received by Seller incurred in the ordinary course of business consistent with past practice since the date of the Seller Financial Statements and (iii) as set forth on Schedule 4.8(b) of the Seller Disclosure Schedule.

4.9 Tax Matters. Except as set forth on Schedule 4.9 of the Seller Disclosure Schedule, Seller has filed or caused to be filed on or before their due date all Tax Returns that it is required to file and has paid all Taxes due and payable on such Tax Returns or on any assessments made against Seller or any of the Purchased Assets and all other Taxes imposed on Seller or any of the Purchased Assets (except for Tax Returns for which valid extensions have been obtained and are in force). All such Tax Returns were accurate, correct and complete in all material respects and were prepared in the manner required by applicable Laws. For all periods (or portions thereof) ending on or before the Closing Date for which Tax Returns are not yet due, Seller has either paid or adequately reserved for Taxes accrued for such periods. There are no Tax liens upon any of the Purchased Assets, other than liens for Taxes not yet due and payable and there is no threatened audit, dispute or claim that might result in a lien on any of the Purchased Assets. There are no audits, disputes, claims or threatened assessments concerning any Tax liability of Seller or that are related to the Purchased Assets. Seller withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. Seller made all deposits required with respect to Taxes due and payable by Seller. Seller has not elected to be taxed, or to the Knowledge of Seller, is taxed, as a corporation for income tax purposes.

4.10 Compliance with Law. Except as set forth on Schedule 4.10 of the Seller Disclosure Schedule and except as does not have or would not have, a Seller Material Adverse Effect, Seller is in compliance with all Legal Requirements applicable to Seller, or to the ownership or operation of the Purchased Assets or the operation of the Business, and has no basis to expect, nor has it received any Order, notice, or other communication from any Governmental Authority of any alleged, actual, or potential material violation and/or failure to materially comply with any Legal Requirement applicable to Seller or to the ownership or operation of the Purchased Assets.

4.11 Contracts and Commitments.

(a) Contracts of Seller. Each of the Assumed Contracts which are valid and in full force and effect and constitute the legal, valid, and binding obligations of Parent or Seller, and true and complete copies of which have been provided or made available to REG and Buyer.

(b) Seller (i) has performed all obligations required to be performed by it to date in all material respects (or has received a valid, enforceable and irrevocable written waiver with respect to its non-performance) under each Assumed Contract and (ii) has received no notice of default and is not in default in any material respect (or, with due notice or lapse of time or both, would be in default) under any Assumed Contract. Seller does not have a present expectation or intention of terminating or not materially performing any of its obligations under any Contract, and Seller does not have any Knowledge of any breach or threatened breach by another party to any Contract.

(c) (i) No current party to any Assumed Contract has given written notice to Seller of, or made any written claim with respect to, an intention to exercise any optional termination, cancellation, non-renewal or acceleration right thereunder, and Seller does not have any Knowledge of any notice of, or claim with respect to, any such intention; and

(ii) Seller has not given written notice to any current party to any Assumed Contract of, nor made any written claim with respect to, its intention to exercise any optional termination, cancellation, non-renewal or acceleration right thereunder.

4.12 Title to Assets.

(a) Ownership of Assets. A complete and accurate description of the Purchased Assets is set forth on Schedule 4.12(a) of the Seller Disclosure Schedule. Seller holds of record, owns beneficially and has good and marketable title to the Purchased Assets owned by it free and clear of all Encumbrances other than Permitted Liens. With respect to those Purchased Assets that are leased, Seller is in compliance in all material respects with each such lease and holds a valid leasehold interest, free and clear of all Encumbrances other than Permitted Liens.

(b) All Assets. The Purchased Assets constitute all of the assets, properties and rights which are reflected in the Seller Financial Statements and which are used or useful by Seller or any Affiliate of Seller in connection with the conduct of the Business as of the Effective Date. At the Closing and upon transfer to Buyer upon Closing, Buyer shall hold of record, own beneficially and have good title to the Purchased Assets, and the Purchased Assets will be free and clear of Encumbrances other than Permitted Liens.

(c) Condition of Assets. The Purchased Assets shall otherwise be purchased on an “As-Is,” “Where-Is” basis as set forth in Section 9.1(b)(i); provided, however, Seller has properly maintained the Facility in an operating condition and in a manner reasonably intended to preserve its value and future operability.

(d) Accounts Receivable. Except as set forth on Schedule 4.12(d) of the Seller Disclosure Schedule , Seller does not have any accounts receivable.

(e) Inventory. Except as set forth on Schedule 4.12(e) of the Seller Disclosure Schedule, Seller does not have any inventory.

4.13 Real Property.

(a) Schedule 4.13(a) of the Seller Disclosure Schedule contains a legal description of (i) each parcel of Real Property owned by Seller as of the Effective Date and (ii) each parcel of Real Property leased by Seller as of the Effective Date. Neither Seller nor any Affiliate of Seller owns, occupies, or uses any real property or any right, title or interest therein, including easements, access rights and options to purchase or lease any real property that is used in or would be useful to the Business, other than the Real Property. Except as set forth in Schedule 4.13(a) of the Seller Disclosure Schedule, Seller has not granted to any third party a right to use or occupy any portion of the Real Property nor are there any parties in possession of any portion of the Real Property, whether as tenants, subtenants, trespassers or otherwise, except Seller.

(b) Seller has a valid leasehold interest to the leased Real Property that it occupies pursuant to a lease, free and clear of all Encumbrances, except Permitted Liens. Seller has paid, discharged or reserved for, all lawful claims against Seller that, if unpaid, could become an Encumbrance against the Real Property or any portion thereof.

(c) With respect to each parcel of Real Property and the buildings, structures, improvements and fixtures thereon:

(i) No condemnation or eminent domain taking of the Real Property, or any portion thereof, has occurred, to the Knowledge of Seller, there is no pending, threatened or contemplated, appropriation, condemnation, eminent domain or like proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(ii) Except for assessments occurring on a regular basis or that may arise as a result of the transactions contemplated by this Agreement in accordance with applicable Legal Requirements, there is no pending or, to the Knowledge of Seller, contemplated reassessment of any parcel included in the Real Property that is reasonably expected to increase the real estate tax assessment for such properties.

(iii) There is no pending or, to the Knowledge of Seller, contemplated proceeding to rezone any parcel of the Real Property. The uses for which each parcel of the Real Property are zoned do not restrict, or in any manner impair, the current use of the Real Property by Seller in the Business. Seller has not received notice of any violation of any applicable zoning Law, regulation or other Legal Requirement, related to or affecting the Real Property.

(iv) Except as set forth on Schedule 4.13(c)(iv) of the Seller Disclosure Schedule, all buildings, structures and other improvements on the Real Property, including but not limited to driveways, out-buildings, landscaped areas and sewer systems, and all means of access to the Real Property, are located completely within the boundary lines of the Real Property and do not encroach upon or under the property of any other Person or entity. Except as set forth on Schedule 4.13(c)(iv) of the Seller Disclosure Schedule, no buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Real Property.

(v) The proposed use of the Real Property, or any portion thereof, in the Business does not violate or conflict with (i) any covenants, conditions or restrictions applicable thereto or (ii) the terms and provisions of any contractual obligations relating thereto.

(vi) None of the Real Property is subject to any right of first offer, right of first refusal, option or other agreement for the sale or lease thereof.

(vii) Seller has good and valid rights of ingress, egress and access to and from all of the Real Property (including between separate parcels included within the Real Property) from and to rail lines, rail spurs, pipelines, if any, and the public street systems for all usual street, road, shipping, transport, storage and utility purposes and other purposes necessary or incidental to the operation of the Business.

(viii) All utilities required for or useful in the operation of the Business either enter the Real Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid public easements. All necessary utilities (including without limitation, water, sewer, steam, electricity and telephone facilities) are available to the Real Property and there exists no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Real Property. Permanent adequate sewage and water systems and connections are available to the Real Property in connection with the proposed use by Seller in the Business.

(ix) No Proceeding is pending or, to the Knowledge of Seller, threatened to revoke, suspend, modify or limit any of the permits required under applicable Legal Requirements with respect to Seller’s ownership of, leasehold interest in, and use and occupancy of, the Real Property. No Permit will be subject to revocation, suspension, modification or limitation as a result of this Agreement or the consummation of the transactions contemplated hereby.

4.14 Employee Matters. No employee of Seller is entitled to any payment in connection with the consummation of the transactions contemplated by this Agreement. Seller is not a party to any collective bargaining agreements or union contracts. Seller has not received notice of any claim that it has not complied with any Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, or employment safety, or that Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

4.15 Benefit Plans.

(a) Schedule 4.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each of Seller’s Employee Benefit Plans (the “Seller Employee Benefit Plans”). Except as set forth on Schedule 4.15(a) of the Seller Disclosure Schedule, Seller does not have any liabilities in respect of, or under, any employee benefit plan (as such term is defined in Section 3(3) of ERISA), any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, including without limitation any multiemployer pension plan within the meaning of Section 3(37) of ERISA), any deferred compensation arrangement, any bonus, incentive compensation, employment agreement, severance agreement, or any other similar type of plan, program or arrangement providing for employee benefits (“Employee Benefit Plans”). Each Seller Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies or has been operated in good faith compliance with Section 409A of the Code (and has so complied or been operated in good faith compliance for the entire period during which Section 409A of the Code has applied to such Parent Employee Benefit Plan).

(b) The consummation of the transactions contemplated by this Agreement will not result in Seller incurring any liability under any Employee Benefit Plans, including but not limited to, severance, bonus or other compensation obligations to any person, service provider or contractor of Seller or any of its Affiliates. In addition, none of the Purchased Assets are subject to a lien under Section 412(n) of the Code with respect to the funding of any employee benefit plan (as such term is defined in Section 3(3) of ERISA).

(c) Each Seller Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is embodied in a prototype document that has received an opinion letter from the IRS, and materially meets the requirements for qualification thereunder. Neither Parent nor Seller nor any Seller Employee Benefit Plan provides for the continuation of medical or health benefits or death benefits or life insurance benefits after an employee’s termination of employment (including retirement) except for continuation of coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder, and similar state or local Laws.

4.16 Intellectual Property. Schedule 4.16 of the Seller Disclosure Schedule sets forth all Copyrights, Patents and Marks that Seller or any Affiliate of Seller owns, uses or licenses in the Business. The Intellectual Property Assets constitute all such assets necessary to operate the Business of Seller as presently conducted. To the Knowledge of Seller, there is no intellectual property of any third party that infringes any of the Intellectual Property Assets owned or used by Seller. To the Knowledge of Seller, none of the Intellectual Property Assets owned or used by Seller infringes upon or is alleged to infringe upon, any intellectual property right of any other person or entity.

4.17 Environmental Compliance. Except as set forth on Schedule 4.17 of the Seller Disclosure Schedule and except as could not reasonably be expected to have a Seller Material Adverse Effect:

(a) the operations of Seller are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities and no action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of Seller, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;

(b) Seller is not the subject of any outstanding written Order or contract with any Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material related to the Purchased Assets or the Business;

(c) no claim is pending or, to the Knowledge of Seller, threatened against Seller, alleging, with respect to the Purchased Assets or the Business, that Seller may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;

(d) to the Knowledge of Seller, no facts, circumstances or conditions exist with respect to the Purchased Assets or the Business or any property currently or formerly owned, operated or leased by Seller or any property to which Seller arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring material Environmental Costs or Liabilities;

(e) to the Knowledge of Seller, there are no investigations of the Business, or any of the Real Property pending or threatened which would lead to the imposition of any material Environmental Costs or Liabilities or Encumbrances under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over Seller and environmental matters;

(g) there is not located at any of the Real Property any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;

(h) Seller has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of Seller, no Real Property has any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and

(i) Seller has made available to REG and Buyer all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of Seller or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of Seller.

4.18 Insurance. Schedule 4.18 of the Seller Disclosure Schedule sets forth a list of all insurance policies owned or held by Seller for the benefit of Seller, and true, correct and complete copies of all such insurance policies have been delivered or made available to REG and Buyer. All policies of fire, liability, workmen’s compensation, and other forms of insurance owned or held by Seller or Parent on behalf of Seller: (a) are sufficient for compliance in all material respects with all Legal Requirements and of all agreements of Seller, (b) are valid and outstanding policies, and (c) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are required by any Assumed Contract.

4.19 Permits. Listed on Schedule 4.19 of the Seller Disclosure Schedule is a true and complete listing of (a) all Permits related to the Facility that Seller has obtained to date, (b) all Permits related to the Facility that Seller has applied for but which have not been issued, and (c) to the Knowledge of Seller, all material Permits that are required in order for Seller to construct and operate the Facility. No application for a Permit that has been submitted by or on behalf of Seller has been rejected and Seller has not received written notice that any necessary Permit that has not been issued will not be issued

4.20 Related Party Transactions. Except as set forth on Schedule 4.20 of the Seller Disclosure Schedule, no employee, officer, unitholder or member of the Board of Governors of Seller or any Affiliate of Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to Seller nor does Seller owe any amount to, or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Seller, (iv) to the Knowledge of Seller, has any claim or cause of action against Seller or (v) to the Knowledge of Seller, owns any direct or indirect controlling interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller.

4.21 Product Warranty; Product Liability.

(a) The products produced, sold or delivered by Seller in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws. To the Knowledge of Seller and Parent, Seller has no material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Seller Financial Statements.

(b) Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of Seller. Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products produced or delivered, sold or installed or services rendered by or on behalf of Seller.

4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Seller nor any other Person, on behalf of Seller, has made or makes any other express or implied representation or warranty, either written or oral.

4.23 Brokers. Except as disclosed on Schedule 4.23 of the Seller Disclosure Schedule, Seller has neither paid nor will become obligated to pay any fee or commission to any broker, finder, intermediary, advisor, consultant, or appraiser for or on account of the transactions contemplated by this Agreement.

4.24 Solvency of Seller. Seller is and, after giving effect to the transactions contemplated hereby, will be Solvent.

ARTICLE V

REPRESENTATIONS AS TO PARENT

Parent represents and warrants to REG and Buyer as of the date hereof as follows:

5.1 Organization and Standing. Parent is a corporation organized as a cooperative association, duly organized, validly existing and in good standing under the Laws of the State of Minnesota. Parent has all requisite corporate power and authority to own its property and carry on its businesses as now conducted, and except as does not have or would not have a Seller Material Adverse Effect, all Permits and governmental approvals necessary therefor, including, without limitation, all qualifications and other approvals necessary to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified. Parent has at all times been operated in material compliance with its Organizational Documents.

5.2 Authority; Authorization; Capacity. Parent has the requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby to which Parent is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the documents contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the other documents contemplated hereby to which Parent is a party and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.

5.3 Enforceability. This Agreement and the other documents contemplated hereby to which Parent is a party have been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of Parent, enforceable against Parent in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

5.4 Noncontravention. Neither the execution, delivery or performance by Parent of this Agreement and the documents contemplated hereby, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof or thereof will (a) violate, or result in the violation of, any provision of its Organizational Documents or any resolutions adopted by its shareholders or board of directors, (b) result in a violation of any Permit or Order, or any Law or Legal Requirement, in each case applicable to Parent or Parent’s assets or properties, except where the violation would not have a Seller Material Adverse Effect, or (c) conflict with, result in the breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which Parent is bound, except where the conflict, breach, default, termination, acceleration or cancellation would not, individually or in the aggregate, have a Seller Material Adverse Effect, or (d) result in the creation or imposition of any lien (other than Permitted Liens), charge, restriction, claim or Encumbrance of any nature whatsoever upon Parent, except where the lien, charge, restriction, claim or Encumbrance would not, individually or in the aggregate, have a Seller Material Adverse Effect.

5.5 Governmental Approvals. No filing by Parent with, and no permit, authorization, consent or approval, in each case, of or with respect to Parent, of any Governmental Authority is necessary for, the consummation by Parent of the transactions contemplated hereby, except for those consents, approvals, notices, filings, or registrations that have been obtained, given, or made, as the case may be, and that are unconditional and in full force and effect, and for those consents, approvals, notices, filings or registrations which, in the aggregate, would not have a Seller Material Adverse Effect.

5.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent nor any other Person, on behalf of Parent, has made or makes any other express or implied representation or warranty, either written or oral.

5.7 Solvency of Parent. Parent is and, after giving effect to the transactions contemplated hereby, will be Solvent.

ARTICLE VI

REPRESENTATIONS OF BUYER AND REG

Buyer and REG, jointly and severally, represent and warrant to Parent and Seller as of the date hereof as follows:

6.1 Organization and Existence. Buyer is a limited liability company duly organized and validly existing under the Laws of the State of Iowa. REG is a corporation duly organized and validly existing under the Laws of the State of Delaware. Buyer and REG have all requisite limited liability company or corporate power and authority to own their property and carry on their businesses as now conducted, and except as do not have or could not reasonably be expected to have a Buyer Material Adverse Effect, all Permits and governmental approvals necessary therefor, including, without limitation, all qualifications and other approvals necessary to do business as foreign corporations in each jurisdiction in which they are required to be so qualified. Buyer and REG have at all times been operated in material compliance with their Organizational Documents.

6.2 Authority; Authorization; Capacity. Each of REG and Buyer has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the documents contemplated hereby. The execution, delivery and performance by REG and Buyer of this Agreement and the other documents contemplated hereby to which REG or Buyer is a party and the consummation by REG or Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action.

6.3 Enforceability. This Agreement and the other documents contemplated hereby to which REG or Buyer is a party have been duly executed and delivered by REG and Buyer, respectively, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of REG and Buyer, enforceable against REG and Buyer in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

6.4 Noncontravention. Neither the execution, delivery or performance by REG or Buyer of this Agreement and the documents contemplated hereby, nor the consummation by REG or Buyer of the transactions contemplated hereby, nor compliance by REG or Buyer with any of the provisions hereof or thereof will (a) violate, or result in the violation of, any provision of its Organizational Documents or any resolutions adopted by its stockholders, members, board of directors, board of managers, partners, trustee or other governing body, (b) result in a violation of any Permit or Order, or any Law or Legal Requirement, applicable to REG or Buyer or REG’s or Buyer’s assets or properties, except where the violation would not have a Buyer Material Adverse Effect, (c) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which Buyer or REG is bound, except where the conflict, breach, default, termination, acceleration or cancellation would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or (d) result in the creation or imposition of any lien (other than Permitted Liens), charge, restriction, claim or Encumbrance of any nature whatsoever upon Buyer or REG, except where the lien, charge, restriction, claim or Encumbrance would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

6.5 Governmental Approvals. No filing by REG or Buyer with, and no permit, authorization, consent or approval, in each case, of or with respect to REG or Buyer, of any Governmental Authority is necessary for, the consummation by Parent of the transactions contemplated hereby, except for those consents, approvals, notices, filings, or registrations that have been obtained, given, or made, as the case may be, and that are unconditional and in full force and effect, and for those consents, approvals, notices, filings or registrations which, in the aggregate, would not have a Buyer Material Adverse Effect.

6.6 Capitalization.

(a) The authorized capital stock of REG consists of 140,000,000 shares of common stock par value $0.0001 and 60,000,000 shares of preferred stock par value $0.0001, 14,000,000 shares of which have been designated Series A Preferred Stock. At the close of business on the Effective Date, (i) 33,129,553 shares of REG Common Stock were issued and outstanding and (ii) 13,455,522 shares of Series A Preferred Stock were issued and outstanding (collectively, the REG Common Stock and REG preferred stock, the “REG Shares”). All issued and outstanding REG Shares are duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, and are fully paid and nonassessable. There are 218,816 issued and outstanding options to purchase shares of REG Common Stock pursuant to stock option agreements, 2,885,223 shares of restricted stock units issued under the REG 2009 Stock Incentive Plan, issued and outstanding warrants to purchase 1,054,824 shares of REG Common Stock, 731,250 shares of REG Common Stock reserved for issuance as additional incentive consideration pursuant to that certain Asset Purchase Agreement dated as of July 16, 2010 by and among American BDF, LLC, REG, REG Biofuels, Inc., Golden State Service Industries, Inc., Restaurant Technologies, Inc. and Tellurian Biodiesel, Inc., and 150,000 shares of REG Common Stock reserved for issuance as additional consideration pursuant to that certain Funding, Investor Fee and Put/Call Agreement dated as of April 8, 2010 by and among Seneca Biodiesel Holdco, LLC, Seneca Landlord, LLC, REG, REG Biofuels, Inc. (formerly REG Intermediate Holdco, Inc.) and REG Seneca, LLC upon exercise of the put rights or call rights pursuant to such agreement. Except as set forth in this Section 6.6, Schedule 6.6(a) of the Buyer Disclosure Schedule and the REG Governing

Documents, (i) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating REG to issue, sell or otherwise dispose of capital stock of REG, or any securities or obligations convertible into, or exercisable or exchangeable for, any such capital stock, (ii) there are no voting trusts or other agreements or understandings to which REG or any other person is a party with respect to voting of REG Shares; (iii) REG is not party to nor bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding REG Shares or other equity securities of REG, and (iv) to the extent not covered in subsection (i)-(iii) above, there are no other agreements of any nature regarding REG Shares, including, without limitation, any registration rights agreements or members’ agreements. REG Shares have been offered, sold and delivered by REG in compliance with all applicable Laws. REG Shares were not issued in breach or in violation of any rights, agreements, arrangements or commitments under any Law or REG Governing Documents.

(b) Except as set forth on Schedule 6.6(b) of the Buyer Disclosure Schedule, all outstanding securities of REG, including, without limitation, all outstanding shares of the capital stock of REG, all shares of the capital stock of REG issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that REG is obligated to issue, are subject to a one hundred eighty (180) day lock up restriction upon an initial public offering of REG’s securities pursuant to a registration statement filed with the SEC pursuant to the Securities Act to the extent and as provided in Section 3(b) of the Stockholder Agreement.

6.7 REG Shares. The REG Shares being issued to the Selling Parties hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the REG Governing Documents and under applicable state and federal securities Laws.

6.8 SEC Reports; Financial Statements. REG has filed all SEC Reports required to be filed by it on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. REG has not received any material correspondence from the SEC concerning the SEC Reports. No securities issued by REG presently trade on an established trading market. The financial statements of REG included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. REG has previously delivered to the Selling Parties true, correct and complete copies of the audited financial statements of REG for the year ended December 31, 2010 and unaudited financial statements for the quarter ended March 31, 2011 as filed with the SEC (collectively, the “REG Financial Statements”). Except as set forth on Schedule 6.8 of the

Buyer Disclosure Schedule, the REG Financial Statements were prepared in accordance with GAAP (except that the unaudited financial statements do not contain all the notes that may be required by GAAP and are subject to normal, recurring year-end adjustments consistent with past practice, the effects of which are not individually or in the aggregate material) applied on a consistent basis during the periods involved, and present fairly the financial condition, results of operations and statements of cash flows of REG as of the dates and for the periods indicated, and are true, accurate and complete in all material respects.

6.9 Undisclosed Liabilities; Absence of Material Adverse Effect.

(a) Undisclosed Liabilities. REG is not subject to any material debt, liability or obligation, whether accrued, absolute, contingent or otherwise, of a type that would be required to be reflected on a consolidated balance sheet prepared in accordance with GAAP (including required footnotes), other than (i) as reflected in the REG Financial Statements, (ii) accounts payable for goods or services received by REG incurred in the ordinary course of business consistent with past practice since the last date of the REG Financial Statements and (iii) as set forth on Schedule 6.9 of the Buyer Disclosure Schedule.

(b) Material Adverse Changes. Since the date of the most recent REG Financial Statements, there has not been, and no event that reasonably could be anticipated to have, a Buyer Material Adverse Effect.

6.10 No Litigation. Except as set forth on Schedule 6.10 of the Buyer Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of REG, threatened in writing against REG or Buyer except as could not reasonably be expected to have a Buyer Material Adverse Effect. Neither REG nor Buyer is subject to any Order. There are no Proceedings pending or, to the Knowledge of REG, threatened in writing seeking to restrain, prohibit, or obtain damages in connection with this Agreement or the transactions contemplated hereby.

6.11 Consents. Except as set forth in Schedule 6.11 of the Buyer Disclosure Schedule, no consent, approval or authorization of, or notice to, or any filings or registrations with, any Person is necessary to be obtained or made by or on behalf of REG or Buyer in connection with the consummation of the transactions contemplated by this Agreement except, in each case, for those consents, approvals, authorizations, notices or filings that have been obtained, given, or made, as the case may be, and that are unconditional and in full force and effect, and for those consents, approvals, notices, filings or registrations which, in the aggregate, would not have a Buyer Material Adverse Effect.

6.12 Compliance with Law. Except as set forth on Schedule 6.12 of the Buyer Disclosure Schedule and except as does not have, or could not reasonably be expected to have, a Buyer Material Adverse Effect, REG and its Subsidiaries are, and at all times since their formation have been, in compliance with all Legal Requirements applicable to REG , or to the ownership or operation of their assets or the operation of their businesses, and have no basis to expect, nor has REG or any Subsidiary of REG received, any Order, notice, or other communication from any Governmental Authority of any alleged, actual, or potential material violation and/or failure to materially comply with any Legal Requirement applicable to REG or any Subsidiary of REG, or to the ownership or operation of their assets or Businesses.

6.13 Compliance With Other Instruments. REG is not in violation or default of any provision of its Organizational Documents, or except as does not have, or could not reasonably be expected to have, a Buyer Material Adverse Effect, of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its Knowledge and except as does not have, or could not reasonably be expected to have, a Buyer Material Adverse Effect, of any provision of any material federal or state statute, rule or regulation applicable to REG.

6.14 Independent Investigation. REG and Buyer have conducted their own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Business for such purpose. REG and Buyer acknowledge and agree that (i) in making their decisions to enter into this Agreement and the other documents contemplated hereby and to consummate the transactions contemplated hereby and thereby, REG and Buyer have relied soley upon their own investigation and the express representations and warranties of Seller and Parent set forth in Articles IV and V of this Agreement, and (ii) neither Seller, Parent nor any other Person has made any representation or warranty as to Seller, Parent, the Business or this Agreement, except as expressly set forth in Articles IV and V of this Agreement.

ARTICLE VII

COVENANTS

7.1 Access to Information. From and after the date of this Agreement and until the Closing or the termination of this Agreement pursuant to Article X hereof, Parent and Seller will give to REG and Buyer and their authorized Representatives reasonable access during normal business hours to the offices, Books and Records, returns, contracts, commitments, facilities and accountants of Seller and Parent insofar as it relates to Seller, the Business or the Purchased Assets, and will furnish and make available to the REG and Buyer and their authorized Representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the business and affairs of the Seller and the Purchased Assets as REG and Buyer and their authorized Representatives may reasonably request for purposes of Buyer conducting due diligence activities; provided, however, that the activities of REG and Buyer and their Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Parent. From and after Closing, REG and Buyer and their authorized Representatives shall have reasonable access to, and the right to make copies at Buyer’s expense, during normal business hours of any Books and Records of Seller or Parent which have not been transferred to Buyer and which are necessary for preparation of financial statements or Tax Returns of Buyer and for any other proper business purpose of Buyer. Such Books and Records shall be retained by Parent for at least seven (7) years from the Closing Date unless Parent gives REG and Buyer thirty (30) days prior written notice of Parent’s intention to destroy or dispose of such Books and Records and provides REG and Buyer the reasonable opportunity to take possession of such Books and Records prior to such destruction or disposition. From and after the date of this Agreement and until the Closing or the termination of this Agreement pursuant to Article X hereof, REG and Buyer will give to Parent and its authorized Representatives reasonable access during normal business hours to the offices, books and records, returns, contracts, commitments, facilities and accountants of REG and Buyer and their Subsidiaries, and will furnish and make available to the Parent and its authorized Representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the business and affairs of REG and Buyer and their Subsidiaries as Parent and its authorized Representatives may reasonably request for purposes of Parent conducting due diligence activities; provided, however, that the activities of Parent and its Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of REG, Buyer or their Subsidiaries. From and after Closing, Parent and its authorized Representatives shall have reasonable access to, and the right to make copies at Buyer’s expense, during normal business hours of any Books and Records of REG and Buyer which are necessary for preparation of financial statements or Tax Returns of Parent and for any other proper business purpose of Parent. Such Books and Records shall be retained by REG and Buyer for at least seven (7) years from the Closing Date unless REG or Buyer gives Parent thirty (30) days prior written notice of REG’s or Buyer’s intention to destroy or dispose of such Books and Records and provides Parent the reasonable opportunity to take possession of such Books and Records prior to such destruction or disposition. Parent and Seller shall cooperate with the reasonable requests of REG and Buyer in compiling and preparing financial statements of Parent and Seller as may be required by REG and Buyer for financial statement reporting purposes, whether before or after Closing.

7.2 Pre-Closing Activities.

(a) Except as otherwise permitted or required by this Agreement, prior to the Closing Date, Parent and Seller covenant that Parent and Seller shall not, without the consent of REG and Buyer:

(i) engage in any practice, take any action, or enter into any transaction outside the ordinary course of business consistent with the past practices of Seller;

(ii) amend the Organizational Documents of Seller;

(iii) (1) grant any increase in the aggregate compensation of officers and governors of Seller or make any increase in the compensation of employees of Seller outside the ordinary course of business consistent with past practice of Seller, except as required by any contract or agreement existing on the Effective Date, (2) grant any bonus to any employee, governor or consultant of Seller, except as required by any contract or agreement existing on the Effective Date, or (3) enter into any retention, deferred compensation, bonus or other incentive compensation, profit sharing, option, equity purchase, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan for the benefit of the officers, governors, and/or employees of Seller;

(iv) subject any of the Real Property or Purchased Assets (whether tangible or intangible) to any Encumbrances, except for Permitted Liens;

(v) acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the Real Property or Purchased Assets;

(vi) enter into or agree to any construction agreement or change orders with respect to any construction, engineering or similar agreement or make any changes in the Facility;

(vii) hire or terminate any employee, consultant or independent contractor of Seller; or

(viii) agree or commit to do any of the foregoing.

(b) Except as otherwise permitted or required by this Agreement or as consented to by REG and Buyer, from and after the date of this Agreement and up to and including the Closing Date, Parent and Seller covenant and agree that Seller will:

(i) perform all of Seller’s obligations under the Assumed Contracts, including the payment of all payments as and when they are due;

(ii) maintain its assets and properties in existing repair in accordance with past practices; and

(iii) pay and discharge all costs and expenses of carrying on its operations and of maintaining and operating its assets and properties as they become due and pay and discharge any such costs and expenses which at the date hereof are past due, unless contested in good faith.

7.3 Efforts to Consummate. Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Lecithin APA and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, REG and Buyer shall obtain, and Parent and Seller shall assist REG and Buyer in obtaining, those third party consents and other items set forth on Schedule 4.4 of the Seller Disclosure Schedule and Schedule 6.11 of the Buyer Disclosure Schedule (collectively the “Required Consents”).

7.4 Shareholder and Member Meetings and Board Recommendations.

(a) Parent shall, as soon as practicable following the date of this Agreement subject to compliance with the requirements of Parent’s Organizational Documents and applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for a date in no event later than June 30, 2011 (the “Parent Shareholders Meeting”) for the purpose of obtaining the Parent Shareholder Approval. Subject to Section 7.5 hereof, Parent shall, through its Board of Directors, unanimously recommend to its shareholders adoption of this Agreement (the “Parent Board Recommendation”), which Parent Board Recommendation shall explain that the shareholders may not approve a plan of distribution of the Shares or dissolution at the same time the members approve the transaction contemplated hereby consistent with Rule 145(a)(3) of the Securities Act. The shareholder information statement shall include a copy of the Parent Board Recommendation. Without limiting the generality of the foregoing, Parent’s obligations pursuant to the first sentence of this Section 7.4(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of Parent or any committee thereof of the Parent Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement. Except as expressly permitted by this Section 7.4(a), neither the Board of Directors of Parent nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to REG or Buyer, the Parent Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the transactions contemplated hereby or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”), or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Parent to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.5). Notwithstanding the foregoing, the Board of Directors of Parent may withdraw or modify the Parent Board Recommendation if they determine such withdrawal or modification is necessary in the exercise of their fiduciary duties, or approve, recommend, or publicly propose to approve or recommend, a Acquisition Proposal, if such Board determines in good faith that such Acquisition Proposal is a Superior Proposal; provided, however, that no Parent Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth (5th) Business Day following REG and Buyer’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Parent Shareholders Meeting, in which case Parent shall provide as much notice as is reasonably practicable) from Parent (a “Parent Adverse Recommendation Notice”) advising REG and Buyer that the Board of Directors of Parent intends to make such Parent Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any adverse amendment to the financial terms or other material terms of such Superior Proposal shall require a new Parent Adverse Recommendation Notice and a new five (5) Business Day period (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Parent Shareholders Meeting, in which case Parent shall provide as much notice as is reasonably practicable)). In determining whether to make a Parent Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of Parent shall take into account any changes to the terms of this Agreement proposed by REG and Buyer in writing (in response to a Parent Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

(b) Seller shall, as soon as practicable following the date of this Agreement subject to compliance with the requirements of Seller’s Organizational Documents and applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its members for a date in no event later than June 30, 2011 (the “Seller Members Meeting”) for the purpose of obtaining the Seller Member Approval. Subject to Section 7.5 hereof, Seller shall, through its Board of Governors, unanimously recommend to its members adoption of this Agreement (the “Seller Board Recommendation”), which Seller Board Recommendation shall explain that the members may not approve a plan of distribution of the Shares or dissolution at the same time the members approve the transaction contemplated hereby consistent with Rule 145(a)(3) of the Securities Act. The member information statement shall include a copy of the Seller Board Recommendation. Without limiting the generality of the foregoing, Seller’s obligations pursuant to the first sentence of this Section 7.4(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Governors of Seller or any committee thereof of the Seller Board Recommendation or such Board of Governors or such committee’s approval of this Agreement. Except as expressly permitted by this Section 7.4(b), neither the Board of Governors of Seller nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to REG or Buyer, the Seller Board Recommendation or the approval or declaration of advisability by such Board of Governors of this Agreement and the transactions contemplated hereby or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Seller Adverse Recommendation Change”), or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Seller to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.5. Notwithstanding the foregoing, the Board of Governors of Seller may withdraw or modify the Seller Board Recommendation if they determine such withdrawal or modification is necessary in the exercise of their fiduciary duties, or recommend a Acquisition Proposal, if such Board determines in good faith that such Acquisition Proposal is a Superior Proposal; provided, however, that no Seller Adverse

Recommendation Change may be made in response to a Superior Proposal until after the fifth (5th) Business Day following REG and Buyer’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Seller Members Meeting, in which case Seller shall provide as much notice as is reasonably practicable) from Seller (a “Seller Adverse Recommendation Notice”) advising REG and Buyer that the Board of Governors of Seller intends to make such Seller Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Seller Adverse Recommendation Notice and a new five (5) Business Day period (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Seller Members Meeting, in which case Seller shall provide as much notice as is reasonably practicable)). In determining whether to make a Seller Adverse Recommendation Change in response to a Superior Proposal, the Board of Governors of Seller shall take into account any changes to the terms of this Agreement proposed by REG and Buyer in writing (in response to a Seller Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

7.5 Non-Solicitation. From the date of this Agreement until the earlier of (a) the Closing Date, or (b) the date this Agreement is terminated in accordance with the provisions hereof, neither Parent nor Seller or their respective Representatives will take any action to solicit the making of any Acquisition Proposal or engage in substantive discussions or negotiations with any Person with respect thereto; provided, however, that if after the date hereof the Board of Directors of Parent and/or the Board of Governors of Seller receives an unsolicited, bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the applicable Board reasonably determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to its members under Minnesota law, then Parent and Seller may, at any time prior to obtaining Parent Shareholder Approval and the Seller Member Approval, respectively, (but in no event after obtaining such approvals) and after providing REG and Buyer not less than two (2) Business Days written notice of its intention to take such actions (A) furnish information with respect to the Selling Parties to the Person making such Acquisition Proposal, but only after such Person enters into a customary confidentiality agreement with the Selling Parties, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Selling Parties and (2) the Selling Parties advise REG and Buyer of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Selling Parties delivers to REG and Buyer all such information not previously provided to REG and Buyer, and (B) participate in discussions and negotiations with such Person regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Representatives of the Selling Parties shall be deemed to be a breach of this Section 7.5 by the Selling Parties.

For purposes of this Agreement: “Acquisition Proposal” means any oral or written offer from a third party for, or any written indication of interest by a third party in, any purchase or issuance of any membership interests in Seller or the purchase of all or any material part of the Purchased Assets or Real Property of Seller (other than the sale or other disposition of such Purchased Assets or Real Property in the ordinary course of business consistent with past practice of Seller) or any merger or consolidation of Seller; and “Superior Proposal” means an Acquisition Proposal, which is otherwise on terms and conditions which the Board of Directors of Parent and/or the Board of Governors of Seller determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor) to be more favorable to their respective shareholders or members than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by REG and Buyer in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

7.6 Publicity. No party to this Agreement or any Affiliate or Representative thereof shall issue any press release or make any public announcement relating to the terms or existence of this Agreement prior to or following the Closing without the prior approval of the other parties hereto (which approval shall not be unreasonably withheld); provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Legal Requirements or any listing agreement concerning publicly-traded securities, in which case the disclosing party shall use commercially reasonable efforts to advise the other parties prior to making the disclosure; and further provided that Seller may communicate to its members and to the members of Parent regarding the terms of this Agreement.

7.7 No Assumption of Liabilities. Neither REG nor Buyer assumes any liabilities of Parent or Seller or with respect to the assets or Business of Seller, and Parent and Seller, jointly and severally, shall defend, indemnify and hold REG and Buyer harmless from all liabilities of Parent and Seller and with respect to the assets or Business of Seller, except with respect to the future obligations of Parent or Seller assumed by Buyer under the Assumed Contracts from and after the Closing as provided in the assignment and assumption agreement to be executed by Seller and Buyer at the Closing.

7.8 Environmental Matters.

(a) Seller shall permit REG and Buyer and their environmental consultant to conduct, at the expense of REG and Buyer, such investigations (including investigations known as “Phase I” Environmental Site Assessments and, only if mutually agreed to by Parent, Seller, REG and Buyer, “Phase II” Environmental Site Assessments) of the environmental conditions of the Real Property and the operations on the Real Property (subject to any limitations contained in valid, previously executed leases) as REG and Buyer, in their reasonable discretion, shall deem necessary or prudent (“Buyer’s Environmental Assessment”). Buyer’s Environmental Assessment shall be conducted, at Buyer’s expense, by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of Seller. REG and Buyer shall provide copies of reports and results of all investigations conducted by or on behalf of REG and Buyer to Seller and Parent promptly after receipt thereof. Buyer shall be responsible for the repair of any damage (except as a result of any pre-existing contamination) caused by such investigations and shall restore the affected property or reimburse Seller for such damage and the repair and restoration thereof as reasonably determined by Seller.

(b) Parent and Seller shall promptly file or cooperate with REG and Buyer in filing all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. REG and Buyer shall cooperate in all reasonable respects with Parent and Seller with respect to such filings and Environmental permit activities.

7.9 No Liquidation or Distribution; Holding Period. Upon Closing of the transaction and the issuance of the Shares, neither Seller nor Parent nor their respective members and shareholders or boards of directors or governors shall adopt or propose a plan of liquidation or dissolution of Seller or Parent or a plan of distribution of the Shares during the twelve (12) month period following the Closing. Notwithstanding the Shares being held by the Escrow Agent for the time period prescribed in the Escrow Agreement and this Agreement, Seller and, if applicable, Parent, agree to hold the Shares issued at Closing beyond the twelve (12) month period if (a) REG completes an initial public offering or listing on a national exchange of REG Common Stock and (b) in connection with such initial public offering or listing enters into an agreement with underwriters that requires that the REG Common Stock be held for a period of time that extends beyond the twelve (12) month period, in which case Seller, and, if applicable, Parent, shall hold the Shares for the additional required period.

7.10 Employees. REG and Buyer shall have the right, but not the obligation, to negotiate employment, consulting, non-competition and related agreements and arrangements with certain employees of Seller as agreed upon between REG, Buyer and the Selling Parties.

7.11 MOSA Termination and Release. Effective at Closing, REG and Seller hereby terminate the Management and Operational Services Agreement dated March, 2005 by and between Seller and West Central Cooperative, and assigned to REG August 7, 2006 and the Memorandum of Understanding dated April 1, 2008 by and between Seller and REG, including any oral or written extensions or amendments to either of the foregoing (together, the “MOSA”), and each further hereby releases and discharges the other and their respective officers, directors, agents, stockholders, subsidiaries and Affiliates, including, but not limited to REG Services Group, LLC and REG Marketing and Logistics Group, LLC, from any claim, liability, loss, damage and expense arising under or by reason of the MOSA through the Closing Date, whether known or unknown, foreseen or unforeseen, or which may hereafter appear or develop, including, but not limited to, any claim, liability, loss, damage or expense for breach or indemnification.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of REG and Buyer at the Closing. The obligations of REG and Buyer to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent, any one or more of which REG and Buyer may, in their sole discretion, waive or modify in whole or in part:

(a) Except with respect to a Casualty Event as provided in Article XI hereof, the representations and warranties of Parent and Seller contained in Articles IV and V qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Effective Date and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty by Parent or Seller set forth in this Agreement, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Seller Material Adverse Effect and was not Known to REG or Buyer on the Effective Date.

(b) Parent and Seller shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by either of them prior to or at the Closing.

(c) Parent and Seller shall have delivered to REG and Buyer a certificate, executed by a duly authorized officer in his or her capacity as such, certifying that the conditions specified in Sections 8.1(a) and 8.1(b) have been satisfied.

(d) There shall not be in force any Order by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

(e) REG and Buyer shall have received all of the items to be delivered to REG or Buyer pursuant to this Agreement at or prior to the Closing, including, but not limited to, those items to be delivered to REG or Buyer pursuant to the applicable Section 8.3(a).

(f) No suit, action or other proceeding shall have been instituted or threatened before any court or other Governmental Authority to restrain or prohibit the consummation of the transactions to take place at the Closing or to obtain damages or other relief in connection with this Agreement.

(g) The Parent Shareholder Approval and the Seller Member Approval shall have been received and all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to REG’s counsel, and REG shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request. This may include, without limitation, good standing certificates and certification by the Seller’s Secretary regarding Seller’s Organizational Documents and board of governors and member resolutions relating to this transaction.

(h) The parties shall have received all of the Required Consents.

(i) REG and Buyer shall have received Buyer’s Environmental Site Assessment, including any Phase II assessment requested by Buyer, which shall not indicate any conditions of material environmental concern.

(j) REG and Parent shall have entered into the Lecithin APA, and the closing of the Lecithin APA and Parent shall have satisfied the conditions to obligations of REG to close the transactions contemplated under the Lecithin APA.

(k) Buyer shall have obtained commercially reasonable agreements with adjacent landowners with respect to access to water, steam and rail for the Real Property.

Any waiver by REG and Buyer of any of the foregoing conditions precedent shall not constitute or be deemed to be a waiver by REG and Buyer of any breach or default of this Agreement or any agreement or instrument contemplated hereby by Parent, and REG and Buyer shall be entitled to all of REG’s and Buyer’s rights and remedies against Parent for any breach or default of this Agreement or any agreement or instrument contemplated hereby by Parent notwithstanding any such waiver by REG and Buyer or the closing of the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of Parent and Seller at the Closing. The obligations of Parent and Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent, any one or more of which Parent may, in its sole discretion, waive or modify in whole or in part:

(a) The representations and warranties of REG and Buyer contained in Article VI qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty by REG or Buyer set forth in this Agreement, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Buyer Material Adverse Effect.

(b) REG and Buyer shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by REG and Buyer prior to or at the Closing.

(c) REG and Buyer shall have delivered to the Parent a certificate, executed by a duly authorized officer in his or her capacity as such, certifying that the conditions specified in Sections 8.2(a) and 8.2(b) have been satisfied.

(d) There shall not be in force any Order by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

(e) Parent and Seller shall have received all of the items to be delivered to Parent and Seller pursuant to this Agreement at or prior to the Closing, including, but not limited to, those items to be delivered to the Parent pursuant to the Section 8.3(b).

(f) No suit, action or other proceeding shall have been instituted or threatened before any court or other governmental body by any governmental body or public authority to restrain or prohibit the consummation of the transactions to take place at the Closing or to obtain damages or other relief in connection with this Agreement.

(g) The approval of REG’s Board of Directors and any required REG stockholder approval shall have been received and all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent’s counsel, and Parent shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request. This may include, without limitation, good standing certificates and certification by the REG’s Secretary regarding REG’s Organizational Documents and board of director and stockholder resolutions relating to this transaction.

(h) The parties shall have received all of the Required Consents.

(i) REG and Parent shall have entered into the Lecithin APA, and REG shall have satisfied the conditions to obligations of Parent to close the transactions contemplated under the Lecithin APA.

(j) Neither REG nor Buyer shall have engaged in any practice, taken any action, or entered into any transaction outside the ordinary course of business consistent with the past practices of REG or Buyer except as would not reasonably be expected to have a Buyer Material Adverse Effect since the Effective Date without the consent of Seller.

(k) REG shall not have amended the Organizational Documents of REG since the Effective Date without the consent of Seller.

Any waiver by Parent of any of the foregoing conditions precedent shall not constitute or be deemed to be a waiver by Parent of any breach or default of this Agreement or any agreement or instrument contemplated hereby by REG or Buyer, and Parent shall be entitled to all of Parent’s rights and remedies against REG and Buyer for any breach or default of this Agreement or any agreement or instrument contemplated hereby by REG or Buyer notwithstanding any such waiver by Parent or the closing of the transactions contemplated by this Agreement.

8.3 Items to be Delivered at Closing.

(a) By Parent and Seller to REG and Buyer at Closing. At the Closing, Parent and Seller shall deliver to REG and/or Buyer the following:

(i) The Addendum to Stockholder Agreement in the form attached hereto as Exhibit B (the “Addendum to Stockholder Agreement”) executed by Parent.

(ii) Certified copies of the resolutions adopted by the Board of Directors and requisite shareholders of Parent and the Board of Governors and requisite members of Seller authorizing transfer of the Purchased Assets pursuant to the terms of this Agreement.

(iii) The certificate by an officer of Parent and Seller pursuant to Section 8.1(c).

(iv) The Escrow Agreement executed by Parent, Seller and Escrow Agent.

(v) A Bill of Sale with respect to the Purchased Assets in the form attached hereto as Exhibit C and other documents and instruments of transfer reasonably requested by Buyer or Buyer’s title company, including, but not limited to, any certifications, gap and lien indemnities and title and survey affidavits, commonly delivered in transactions involving the sale of real property in which title insurance is purchased, as may be requested by the title company in connection with the issuance of title insurance for Buyer or its lenders, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are reasonably requested by said title company.

(vi) An Assignment and Assumption Agreement executed by Parent and Seller with respect to the Assumed Contracts in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”).

(vii) The Investment Agreement executed by Seller in the form attached hereto as Exhibit E.

(viii) A binding commitment from a title company of Buyer’s choice, the costs of which will be borne by Parent and Seller, to issue a policy of title insurance on such Real Property in an amount to be mutually agreed, which shall show title thereto to be in the condition represented by Parent and Seller herein, shall contain exceptions only for Permitted Liens, and shall show no rights of occupancy or use by third parties and no encroachments.

(ix) An ALTA/ACSM Class A Land Title Survey from a surveyor of Buyer’s choice, with respect to the Real Property, which reflects the location of all improvements and easements and that all improvements are located with the boundaries of the Real Property and that no encroachments exist, the cost of which surveys shall be borne by REG and Buyer.

(x) A duly executed general warranty deed in the form appropriate for Minnesota.

(xi) All instruments and documents necessary to release any and all Encumbrances, other than Permitted Liens, on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements).

(xii) Such other customary documents as may be reasonably requested by Buyer related to the transactions contemplated by this Agreement.

(b) By REG and Buyer to Parent and Seller at the Closing. At the Closing, REG and Buyer, as the case may be, shall deliver to Parent the following:

(i) The Addendum to Stockholder Agreement executed by REG.

(ii) Certified copies of the resolutions adopted by the Board of Directors of REG and board of managers of Buyer authorizing the execution, delivery and performance of this Agreement.

(iii) The certificate by an officer of REG and Buyer pursuant to Section 8.2(c).

(iv) The Escrow Agreement executed by REG and Escrow Agent.

(v) The Assignment and Assumption Agreement executed by Buyer.

(vi) An opinion of REG’s legal counsel, dated as of the Closing Date, and in form and substance satisfactory to Seller’s counsel and attached hereto as Exhibit F regarding the valid issuance of the Shares.

(vii) Any certificate of membership interest held by REG in Seller, property endorsed for transfer, and a release and waiver by REG of any further rights or interests in Seller except pursuant to this Agreement and the agreements and instruments to be executed pursuant to this Agreement in a form to be mutually agreed upon by the Seller and REG.

(viii) Such other customary documents as may be reasonably requested by Parent related to the transactions contemplated by this Agreement.

(c) By REG to Escrow Agent. At the Closing, REG shall deliver REG Common Stock certificates representing the Shares to the Escrow Agent in accordance with the terms of Section 2.5(b) and the Escrow Agreement.

8.4 Further Actions and Assurances.

(a) At the Closing, Parent, Seller, REG and Buyer shall take all other actions and execute and deliver such other documents, certificates and agreements as are necessary or appropriate to fully effectuate the intent and purposes of this Agreement and the agreements and instruments contemplated hereby, including, without limitation, those necessary or appropriate to put Buyer in actual and complete possession and operating control of the Purchased Assets, and all books, records and other data relating to its assets, liabilities, business and operations.

(b) Parent and Seller also shall, from time to time after the Closing, at the request of REG and Buyer and without further consideration, execute and deliver such other instruments of sale, assignment, conveyance and transfer and take all such other action as REG and Buyer may reasonably request to more effectively sell, assign, convey and transfer to and vest in REG, Buyer or REG’s Affiliates or Subsidiaries good and marketable title to and possession of the Purchased Assets in accordance with the terms of this Agreement.

(c) REG and Buyer also shall, from time to time after the Closing, at the request of Parent and without further consideration, execute and deliver such other instruments of sale, assignment, conveyance and transfer and take all such other action as Parent may reasonably request to more effectively issue and sell to and vest in Parent good and marketable title to and possession of the REG Common Stock in accordance with the terms of this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival.

(a) All representations, warranties, covenants and obligations in the Agreement, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the certificates delivered pursuant to Article VIII and any other certificate delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 9.1(b).

(b) (i) The representations and warranties contained in Sections 4.10, 4.12, 4.13, 4.16 and 4.19 (as modified by the Seller Disclosure Schedule), but only to the extent related to the design and physical condition of the Purchased Assets, shall not survive the Closing, and all other representations and warranties of Parent and Seller contained in Articles IV and V (as modified by the Seller Disclosure Schedule), the certificates delivered pursuant to Article VIII and any other certificate delivered pursuant to this Agreement (collectively, the “Surviving Reps and Warranties”) shall survive for a period of twelve (12) months from the Closing Date. All other obligations of Parent and Seller shall survive indefinitely.

(ii) The representations and warranties of REG and Buyer contained in Article VI (as modified by the Buyer Disclosure Schedule), the certificates delivered pursuant to Article VIII and any other certificate delivered pursuant to this Agreement shall survive for a period of twelve (12) months from the Closing Date. All other obligations of REG and Buyer shall survive indefinitely.

9.2 Indemnification in Favor of REG and Buyer. Subject to the provisions of this Article IX, Parent and Seller, jointly and severally, shall save, defend, indemnify and hold harmless REG, Buyer, and their Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the Buyer Indemnified Parties as a result of, arising out of or relating to:

(a) any breach of the Surviving Reps and Warranties;

(b) any breach of any covenant or agreement by Parent or Seller in this Agreement or any schedule, certificate or other document delivered by Parent or Seller pursuant hereto or in connection with the transactions contemplated hereby; and

(c) the Excluded Liabilities.

9.3 Indemnification by REG and Buyer. Subject to the provisions of this Article IX, REG and Buyer, jointly and severally, shall save, defend, indemnify and hold harmless Parent, Seller and their Representatives, successors and assigns (the “Parent Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the Parent Indemnified Parties as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by REG or Buyer contained in Article VI of this Agreement or in any schedule, certificate or other document delivered by REG or Buyer pursuant hereto or in connection with the transactions contemplated hereby; and

(b) any breach of any covenant or agreement by REG or Buyer contained in this Agreement or in any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby.

9.4 Third Party Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the applicable Indemnifying Party; provided, however, that no delay or failure on the part of an Indemnified Party in notifying the Indemnifying Party, shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

(b) If the Indemnifying Party acknowledges, in writing, its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. The Indemnifying Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the

Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(d) Each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

9.5 Remedy; Limits on Indemnification. Notwithstanding any provision of this Agreement to the contrary:

(a) The sole remedy of the Buyer Indemnified Parties for breach of the Surviving Reps and Warranties shall be the return to REG of the number of the Shares valued at the then-fair market value of the Shares in satisfaction of any indemnification claim by the Buyer Indemnified Parties; provided, however, the Seller will be entitled to retain that number of Shares valued at One Million Nine Hundred Fourteen Thousand Dollars ($1,914,000) based on the then-fair market value of the Shares (the “Retention Amount”); provided further that the Retention Amount shall not be applicable to Losses incurred by a Buyer Indemnified Party as a result of Parent or Seller’s breach of the representations and warranties set forth in Sections 4.1, 4.12 (except as Section 4.12(c) relates to the design and physical condition of the Purchased Assets), 4.13, 4.17, 5.1, 5.2 and 5.3 of this Agreement.

(b) The Indemnified Party may not make a claim for indemnification under Section 9.2(a) or Section 9.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 9.1 with respect to such representation or warranty unless notice of such claim was provided to the Indemnifying Party prior to expiration of the applicable survival period.

(c) Each Indemnifying Party acknowledges and agrees that for purposes hereof, Losses shall be calculated based on the amount of Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by an Indemnified Party from any third party with respect thereto.

(d) THE SOLE AND EXCLUSIVE LIABILITY AND RESPONSIBILITY OF EACH INDEMNIFYING PARTY TO ANY INDEMNIFIED PARTY UNDER THIS

AGREEMENT, AND THE SOLE AND EXCLUSIVE REMEDY OF ANY INDEMNIFIED PARTY AGAINST ANY INDEMNIFYING PARTY UNDER THIS AGREEMENT SHALL BE AS SET FORTH IN THIS ARTICLE IX. TO THE EXTENT THAT ANY INDEMNIFIED PARTY HAS ANY LOSSES FOR WHICH IT MAY ASSERT ANY OTHER RIGHT TO INDEMNIFICATION, CONTRIBUTION OR RECOVERY FROM ANY INDEMNIFYING PARTY (WHETHER UNDER THIS AGREEMENT OR UNDER ANY COMMON LAW THEORY OR ANY LEGAL REQUIREMENT), SUCH INDEMNIFYING PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO ASSERT SUCH RIGHT, AND SUCH PARTY AGREES TO CAUSE EACH OF ITS RESPECTIVE INDEMNIFIED PARTIES TO WAIVE, RELEASE AND AGREE NOT TO ASSERT SUCH RIGHT, REGARDLESS OF THE THEORY UPON WHICH ANY CLAIM MAY BE BASED, WHETHER CONTRACT, EQUITY, TORT, WARRANTY, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO INDEMNIFYING PARTY SHALL, IN ANY EVENT, BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES; PROVIDED THAT THIRD PARTY CLAIMS THAT INCLUDE ANY OF THE FOREGOING TYPES OF DAMAGES SHALL NOT BE LIMITED BY THIS SECTION 9.5(e) AND SUCH DAMAGES SHALL BE DEEMED “LOSSES” FOR ALL PURPOSES OF THIS ARTICLE IX.

(f) THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

9.6 Investigation, Disclosure or Knowledge. Notwithstanding any provision contained herein to the contrary, no Indemnified Party shall be entitled to indemnity or other remedy for any Losses if such Indemnified Party had Knowledge on or before the Closing Date of the facts or matters underlying such Losses.

9.7 Tax Treatment of Indemnity Payments. The parties hereto and each Indemnified Party and Indemnifying Party agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE X

TERMINATION; EFFECT OF TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent, Seller, REG and Buyer;

(b) by REG or Buyer by giving written notice to Parent and Seller at any time if either of the Parent Shareholders Meeting or the Seller Member Meeting has not been held by June 30, 2011 (in each case, unless the failure or impossibility results primarily from REG or Buyer breaching any representation, warranty, covenant or agreement contained in this Agreement);

(c) by REG or Buyer by giving written notice to Parent and Seller at any time after July 15, 2011 (the “Outside Date”) if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 8.1 hereof or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from REG or Buyer breaching any representation, warranty, covenant or agreement contained in this Agreement);

(d) by REG or Buyer by giving written notice to Parent and Seller in the event of any exercise of dissenter’s rights by members of Seller;

(e) by Parent or Seller by giving written notice to REG and Buyer at any time after the Outside Date if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 8.2 hereof or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from Parent or Seller breaching any representation, warranty, covenant or agreement contained in this Agreement); or

(f) subject to compliance by Parent and/or Seller with Sections 7.4 and 7.5 of this Agreement, by Parent or Seller if either party receives a Superior Proposal unless Buyer’s Acquisition Proposal is the Superior Proposal.

10.2 Effect of Termination. Termination of this Agreement pursuant to Section 10.1 shall terminate all obligations of the parties hereunder, without liability of any party to any other party (except for the liability of any party then in breach), except for the obligations under Section 7.7, Article IX, this Section 10.2 and Sections 12.1, 12.7, 12.9 and 12.10.

ARTICLE XI

RISK OF LOSS

11.1 Pre-Closing Risk of Loss. The risk of loss, damage or destruction to the Purchased Assets from fire or other casualty or cause (each, a “Casualty Event”), shall be borne by Seller at all times up to the Closing. To the extent insurance proceeds are available, it shall be the responsibility of Seller prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction subject to Sections 11.3 and 11.4 of this Agreement. For the purposes of this Agreement, “Major Casualty” means the loss, damage or destruction to the Purchased Assets from a Casualty Event such that the Purchased Assets cannot be repaired or restored to their condition prior to any such loss, damage or destruction within sixty (60) days of the Casualty Event.

11.2 Use of Insurance Proceeds. In the event of loss, damage or destruction due to a Casualty Event, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to Sections 11.3 and 11.4 of this Agreement.

11.3 Casualty Event Not a Major Casualty. In the event of loss, damage or destruction from a Casualty Event that does not constitute a Major Casualty and any Purchased Asset suffering loss, damage or destruction is not repaired, replaced, or restored prior to the Closing, REG and Buyer, at their sole option, and as their sole remedy with respect to any of the foregoing, upon written notice to Parent and Seller: (a) may elect to postpone Closing until such time as the Purchased Asset has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the Purchased Asset in its then condition, in which event Seller shall assign to Buyer all proceeds of insurance theretofore, or to be, received, covering the Purchased Asset involved; and if REG and Buyer shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which all of the conditions set forth in Article VIII have been satisfied or waived (other than conditions which by their nature are to be satisfied at Closing), REG and Buyer may elect at that time to (x) consummate the Closing and accept the Purchased Asset in its then condition, in which event Seller shall assign to Buyer all proceeds of insurance theretofore, or to be, received, covering the Purchased Asset involved, or (y) terminate this Agreement by giving written notice thereof to Parent and Seller, without any party having any liability or obligation under or in respect of this Agreement except for the liability of any party then in breach.

11.4 Major Casualty. In the event of a Major Casualty, any party may, at its sole option and upon written notice to the other parties hereto within thirty (30) days of the Casualty Event, terminate this Agreement without any party having any liability or obligation under or in respect of this Agreement except for the liability of any party then in breach. If the parties fail to exercise their option to terminate in the event of a Major Casualty and if the conditions to Closing set forth in Article VIII hereof have been satisfied or waived (other than conditions which by their nature are to be satisfied at Closing), the parties shall be obligated to close pursuant to the terms of this Agreement, including, but not limited to, delivery of the Purchased Assets in their damaged condition to Buyer and delivery of the Purchase Price to Seller, and the insurance proceeds for any loss payable under any insurance policy with respect to the Casualty Event shall be assigned to REG.

ARTICLE XII

MISCELLANEOUS

12.1 Notices.

(a) All notices, demands, requests, and other communications desired or required to be given hereunder (“Notices”), shall be in writing and shall be given by: (i) hand-delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.

(b) All Notices shall be deemed given and effective upon the earlier to occur of: (i) the hand-delivery of such Notice to the address for Notices; (ii) one business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three business days after depositing the Notice in the United States mail as set forth in (a) above. All Notices shall be addressed to the following addresses:

(i) If to REG or Buyer, to:	Renewable Energy Group, Inc. Attention: Jeffrey Stroburg, Chairman 416 S. Bell Avenue PO Box 888 Ames, IA 50010

with a copy to:	Wilcox Polking Gerken Schwarzkopf & Copeland, P.C. Attention: John Gerken, Esq. 115 E. Lincolnway Street, Suite 200 Jefferson, Iowa 50129

(ii) If to Parent or Seller, to:	SoyMor Cooperative Attention: Gary Pestorious 15200 780th Avenue Albert Lea, MN 56007

with a copy to:	Dorsey & Whitney LLP Attention: Dave Swanson, Esq. Suite 1500, 50 South Sixth Street Minneapolis, MN 55402

or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice; provided, however, that the “copy to” Notice to be given as set forth above is a courtesy copy only; and a Notice given to such person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party.

12.2 No Waiver; Modifications in Writing. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by or on behalf of the party to be charged with the enforcement thereof. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

12.3 Binding Effect on Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that none of the parties to this Agreement may assign their rights or obligations hereunder without the prior written consent of the other parties.

12.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto, the other Buyer Indemnified Parties, the other Parent Indemnified Parties, and their respective successors and permitted assigns any rights, remedies, liabilities or obligations under or by reason of this Agreement.

12.5 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart. Any signature page delivered pursuant to this Agreement or any agreement contemplated hereby via facsimile or email with scanned attachment shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

12.6 Severability. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable. In the event any provision of this Agreement is held to be unenforceable as written, but enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be enforceable and it shall be enforced to that extent.

12.7 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear its own expenses in connection with the negotiation, execution and performance of this Agreement and the agreements and the transactions contemplated hereby.

12.8 Entire Agreement. This Agreement, all exhibits and schedules hereto, the Nondisclosure Agreement dated February 28, 2011 between REG, Seller, and Parent and the certificates and other documents delivered pursuant hereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof. All exhibits and schedules are incorporated into this Agreement as if set forth in their entirety and constitute a part hereof.

12.9 GOVERNING LAW; Choice of Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of, and each party hereby irrevocably agrees that all claims with respect to any action or proceeding arising out of or relating to this Agreement shall be heard and determined only in, any United States Federal court sitting in Hennepin County, Minnesota or Minnesota state court sitting in Freeborn County, Minnesota. Each of the parties irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to each party, at its address specified for notices to be given hereunder, or by certified mail direct to such address.

12.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY UNCONDITIONALLY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO AND IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, DEMAND OR OTHER MATTER WHATSOEVER ARISING OUT OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED BY THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

REG: RENEWABLE ENERGY GROUP, INC.		PARENT: SOYMOR COOPERATIVE

By	/s/ Daniel J. Oh	By	/s/ Jerry Janzig
Name:	Daniel J. Oh	Name:	Jerry Janzig
Title:	President	Title:	President

BUYER: REG ALBERT LEA, LLC		SELLER: SOYMOR BIODIESEL, LLC

By	/s/ Daniel J. Oh	By	/s/ Gary Pestorious
Name:	Daniel J. Oh	Name:	Gary Pestorious
Title:	President	Title:	Chairman

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT